701 Ninth Street, NW Washington, DC 20068 202-872-3252 202-872-3281 Fax kjemge@pepcoholdings.com
Kirk J. Emge Senior Vice President and General Counsel	Exhibit 5

August 7, 2009

Pepco Holdings, Inc.

701 Ninth Street, NW

Washington, DC 20068

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Pepco Holdings, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 7,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to be offered and sold from time to time under the Pepco Holdings, Inc. Shareholder Dividend Reinvestment Plan (the “Plan”)

In connection with this opinion, I, or my representatives, have reviewed copies of the Registration Statement and the Prospectus. I, or my representatives also have examined originals, or copies certified or otherwise identified to my or their satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I or my representatives have assumed the genuineness of all signatures, the authenticity of all documents submitted to me or them as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have relied upon the aforesaid instruments, certificates, records and documents and inquiries of the Company’s representatives.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I do not express any opinion herein on any laws other than the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Pepco Holdings, Inc.

August 7, 2009

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Opinion” in the related prospectus. In giving this consent, I do not thereby admit that I am within the categories of person whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kirk J. Emge

Kirk J. Emge